Exhibit 99.1

XOMA Reports Second Quarter 2020 Financial Results

Partners continue to advance clinical assets within the XOMA milestone and royalty portfolio, despite

COVID-19-related clinical impacts

EMERYVILLE, Calif., August 6, 2020 (GLOBE NEWSWIRE) – XOMA Corporation (Nasdaq: XOMA), today announced its second quarter 2020 royalty asset portfolio advancements and financial results.

“With a healthy cash position, a low-cost infrastructure, and a strict discipline on capital deployment, XOMA remains in a strong position to continue executing on our royalty-aggregator strategy to create near- and long-term value for shareholders. We were pleased to expand our Board of Directors with the appointment of Natasha Hernday, Senior Vice President, Corporate Development at Seattle Genetics, who brings significant expertise in sourcing and executing licensing deals, acquisitions, and partnerships that are complementary to our business model,” stated Jim Neal, Chief Executive Officer. “We recognize COVID-19 continues to impact clinical activities broadly across the industry, and while these challenges may affect the timing of potential milestone payments due to XOMA, they also could create opportunities for us to acquire interesting milestone and royalty assets.

“We commend our partners for their continued focus on advancing their therapeutic candidates in the face of COVID-19-related challenges. For example, Ology Bioservices was awarded a contract from the Department of Defense to further its anti-botulinum toxin program,” Mr. Neal added. “Recently, Sesen Bio announced it signed an exclusive license agreement with Qilu Pharmaceutical for the development and commercialization of Vicineum™, a locally administered fusion protein being developed for the treatment of high-risk non-muscle invasive bladder cancer (NMIBC), in Greater China.”

Financial Results

XOMA recorded total revenues of $0.4 million for the second quarter of 2020, compared with $1.0 million recorded for the second quarter of 2019. The decrease for the three months ended June 30, 2020, as compared to the same period in 2019, was due primarily to a $0.5 million milestone recognized under our collaboration agreement with Takeda in the second quarter of 2019.

Research and development expenses were $0.04 million for the second quarter of 2020, compared to $0.7 million for the second quarter of 2019. The decrease for the three months ended June 30, 2020, compared to the same period in 2019, was due to a $0.5 million decrease in license fee expenses and a $0.2 million decrease in salary and related expenses.

General and administrative (“G&A”) expenses were $3.6 million for the second quarter of 2020, compared to $4.9 million for the second quarter of 2019. The decrease of $1.3 million for the three months ended June 30, 2020, as compared to the same period of 2019, was primarily due to a $0.9 million decrease in facilities costs and a $0.3 million decrease in salary and related expenses.

In the second quarter of 2020, G&A expenses included $0.8 million in stock-based compensation, which is a non-cash expense. The Company’s net cash used in operations was $2.9 million during the second quarter of 2020.

In the second quarter of 2020, XOMA recorded $0.5 million in total interest expense, as compared to $0.4 million in the corresponding period of 2019, both of which reflect the Company’s outstanding loan balances with Silicon Valley Bank (SVB) and Novartis.

For the quarter ended June 30, 2020, XOMA reported total other income of $0.1 million, as compared to $1.1 million in the corresponding quarter of 2019. During the three months ended June 30, 2019, the Company was party to four sublease agreements resulting in $0.8 million in sublease income. The XOMA legacy leases were terminated in December 2019; it is no longer a party to any subleases, which is reflected in the total other income reported during second quarter of 2020.

Net loss for the second quarter of 2020 was $3.5 million, compared to $4.1 million for the second quarter of 2019.

On June 30, 2020, XOMA had cash and cash equivalents of $49.5 million. The Company ended December 31, 2019, with cash and cash equivalents of $56.7 million. The Company continues to believe its current cash position will be sufficient to fund XOMA’s operations for multiple years.

About XOMA Corporation

XOMA has built a significant portfolio of products that are licensed to and being developed by other biotechnology and pharmaceutical companies. The Company’s portfolio of partner-funded programs spans multiple stages of the drug development process and across various therapeutic areas. Many of these licenses are the result of XOMA’s pioneering efforts in the discovery and development of antibody therapeutics. The Company’s royalty-aggregator business model includes acquiring additional licenses to programs with third-party funding. For more information, visit www.xoma.com.

Forward-Looking Statements/Explanatory Notes

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the potential of XOMA’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time, creating additional value for the stockholders, cash sufficiency forecast, economic outlook, and potential impact of the COVID-19 pandemic. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, our third-party licensees will not be able to market them, and the impact to the global economy as a result of the COVID-19 pandemic. Other potential risks to XOMA meeting these expectations are described in more detail in XOMA’s most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA’s prospects. Any forward-looking statement in this press release represents XOMA’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA disclaims any obligation to update any forward- looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

XOMA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash	$49,491	$56,688
Trade and other receivables, net	411	2,933
Income tax receivable	1,526	—
Prepaid expenses and other current assets	849	352

Total current assets	52,277	59,973
Property and equipment, net	22	34
Operating lease right-of-use assets	436	510
Long-term royalty receivables	34,375	34,375
Equity securities	531	681
Other assets	215	151

Total assets	$87,856	$95,724

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$646	$614
Accrued and other liabilities	605	945
Contingent consideration under royalty purchase agreements	75	75
Operating lease liabilities	171	163
Unearned revenue recognized under units-of-revenue method	1,393	1,096
Contract liabilities	798	798
Current portion of long-term debt	7,596	5,184

Total current liabilities	11,284	8,875
Unearned revenue recognized under units-of-revenue method – long-term	14,325	15,317
Long-term debt	23,497	27,093
Long-term operating lease liabilities	320	408
Other liabilities – long-term	35	43

Total liabilities	49,461	51,736

Stockholders’ equity:
Convertible preferred stock, $0.05 par value, 1,000,000 shares authorized, 5,003 and 6,256 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	—	—
Common stock, $0.0075 par value, 277,333,332 shares authorized, 11,018,143 and 9,758,583 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	83	73
Additional paid-in capital	1,240,987	1,238,299
Accumulated deficit	(1,202,675)	(1,194,384)

Total stockholders’ equity	38,395	43,988

Total liabilities and stockholders’ equity	$87,856	$95,724

XOMA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Revenue from contracts with customers	$53	$625	$553	$8,651
Revenue recognized under units-of-revenue method	391	337	695	442

Total revenues	444	962	1,248	9,093

Operating expenses:
Research and development	38	724	100	980
General and administrative	3,557	4,949	9,914	10,888

Total operating expenses	3,595	5,673	10,014	11,868

Loss from operations	(3,151)	(4,711)	(8,766)	(2,775)
Other income (expense), net:
Interest expense	(508)	(423)	(1,050)	(852)
Other income (expense), net	126	1,062	(1)	2,788

Loss before income tax	(3,533)	(4,072)	(9,817)	(839)
Income tax benefit	—	—	1,526	—

Net loss and comprehensive loss	$(3,533)	$(4,072)	$(8,291)	$(839)

Basic and diluted net loss per share available to common stockholders	$(0.33)	$(0.47)	$(0.81)	$(0.10)

Weighted average shares used in computing basic and diluted net loss per share available to common stockholders	10,824	8,725	10,292	8,716

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